Exhibit 10.1

Execution Version

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (“Amendment”) is entered into as of April 23, 2010, by and among The Princeton Review, Inc., a Delaware corporation (“Borrower”), the other Loan Parties signatory hereto, the Lenders signatory hereto, and General Electric Capital Corporation, a Delaware corporation, as Administrative Agent for the Lenders (the “Administrative Agent”).

RECITALS

A. Borrower, the other Loan Parties signatory thereto, the Lenders signatory thereto from time to time and the Administrative Agent are parties to that certain Credit Agreement, dated as of December 7, 2009, (the “Credit Agreement”).

B. Borrower has requested that the Lenders amend the Credit Agreement in certain respects and the Lenders have agreed to amend the Credit Agreement, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A. AMENDMENTS

1. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is amended by replacing the definitions of “Consolidated EBITDA”, “Excluded Capital Expenditures”, “Excluded Equity Issuances” and “Excess Cash Flow” in their entirety with the following:

“Consolidated EBITDA” means, with respect to any Person for any period, (a) the Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for United States federal income taxes or other taxes measured by income, (ii) Consolidated Interest Expense, amortization of debt discount and commissions and other fees and charges associated with Indebtedness, (iii) any loss from extraordinary items, (iv) any depreciation, depletion and amortization expense, (v) any aggregate net loss on the Sale of property outside the ordinary course of business, (vi) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts receivable and inventory), including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants, (vii) restructuring charges of the Borrower incurred in fiscal year 2009 in an aggregate amount not to exceed $5,200,000 through September 30, 2009 and for subsequent periods as set forth on Schedule A hereto; and other restructuring amounts incurred (x) in periods in 2010 in connection with the New York, New York office consolidation and the reduction in the supplemental education services business in an aggregate amount not to exceed $4,500,000 and (y) thereafter as proposed by the Borrower in reasonable detail, approved by a third party auditor and as reasonably agreed to by the Administrative Agent in an aggregate amount not to exceed $4,500,000 (or such increased amount as approved by the Administrative Agent in its sole discretion) for the purpose of normalizing EBITDA, including adjustments for system integration and upgrade costs, duplicate technology and related costs of improving technology efficiencies, in each case determined on a consolidated basis in accordance with GAAP, (viii) in connection with all Related Transactions, (A) (i) all financial advisory fees, accounting fees, legal fees and other similar fees, transaction expenses and related out-of-pocket costs (to the extent not capitalized) incurred by all Group Members and (ii) non-recurring cash charges resulting from severance, restructuring, and integration incurred within 12 months from the Closing Date as a result of the Acquisition as reasonably agreed to by the Administrative Agent and so long as such amounts in clauses (i) and (ii) do not exceed $10,800,000 in the aggregate, and (B) an amount equal to the annualized cost savings implemented within 12 months from the Closing Date for headcount reductions and combined back office operations resulting from the Acquisition as reasonably agreed to by the Administrative Agent and not to exceed $1,000,000 in the aggregate as set forth on Schedule B hereto, (ix) in connection with all Permitted Acquisitions (regardless of whether actually consummated) (or any other acquisition not meeting the definition of “Permitted Acquisition” but as to which the Required Lenders had waived the relevant criteria set forth in the definition of “Permitted Acquisition”), (A) all financial advisory fees, accounting fees, legal fees and other similar fees, transaction expenses and related out-of-pocket costs incurred by all Group Members, as reasonably agreed to by the Administrative Agent, and (B) non-recurring cash charges resulting from severance incurred within the first 12 months of the date of such Permitted Acquisition in an amount not to exceed $500,000 in the aggregate and reasonably agreed to by the Administrative Agent and resulting therefrom and (x) (1) start-up expenses as agreed to by the Administrative Agent incurred in connection with or on behalf of other investments made in the Strategic Ventures in an aggregate amount not to exceed $7,500,000 in any trailing twelve month period ending on or prior to December 31, 2011 and (2) any losses from the Strategic Ventures to the extent not offset by positive contributions to Consolidated Net Income from the Strategic Ventures; provided that, losses from Strategic Ventures shall not exceed $2,500,000 in any trailing twelve month period and minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income and without duplication, (i) any credit for United States federal income taxes or other taxes measured by net income, (ii) any interest income, (iii) any gain from extraordinary items and any other non-recurring gain, (iv) any aggregate net gain from the Sale of property (other than accounts (as defined in the applicable UCC) and inventory) out of the ordinary course of business by such Person, (v) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Stock or Stock Equivalent, (vi) any other cash payment in respect of expenditures, charges and losses that have been added to Consolidated EBITDA of such Person pursuant to clause (b)(vi) above in any prior period and (vii) any excess positive contributions to Consolidated Net Income from the Strategic Ventures which are not Loan Parties exceeding 10% of Consolidated EBITDA in the aggregate or such higher amount as agreed to by the Administrative Agent. Notwithstanding the foregoing, EBITDA for each of the quarters during the 12 month period ending on September 30, 2009 shall be calculated in accordance with Schedule A attached hereto.

“Excess Cash Flow” means, for any period, (a) Consolidated EBITDA of the Borrower for such period, minus (b) without duplication, (i) any cash principal payment on the Loans during such period (but only, in the case of payment in respect of Revolving Loans, to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payment) other than any mandatory prepayment required pursuant to Section 2.8(a) because of the existence of Excess Cash Flow, (ii) any scheduled or other cash principal payment made by the Borrower or any of its Subsidiaries during such period on any Capitalized Lease Obligation or other Indebtedness (but only, if such Indebtedness may be reborrowed, to the extent such payment results in a permanent reduction in commitments thereof); provided that if such payment is payment with respect to the Bridge Obligations, the Senior Subordinated Notes or the Junior Subordinated Notes, solely to the extent such payment is permitted by the applicable Subordination Agreement, (iii) any Capital Expenditure made by such Person or any of its Subsidiaries during such period to the extent permitted by this Agreement, excluding any Excluded Capital Expenditures or any other Capital Expenditure to the extent financed through the incurrence of Capitalized Lease Obligations or any long-term Indebtedness other than the Obligations and any Capitalized Lease Obligations, (iv) the Consolidated Cash Interest Expense of such Person for such period, (v) any cash losses from extraordinary items, (vi) any cash payment made during such period to satisfy obligations for United States federal income taxes or other taxes measured by income, (vii) cash utilized for Permitted Investments described in Section 8.3(d) and (e), (viii) cash utilized for Restricted Payments described in Section 8.5(c), (ix) restructuring charges of the Borrower incurred in fiscal year 2009 in an aggregate amount not to exceed $5,200,000 as set forth through September 30, 2009 and for subsequent periods on Schedule A hereto; and other restructuring amounts incurred (x) in periods in 2010 in connection with the New York, New York office consolidation and the reduction in the supplemental education services business in an aggregate amount not to exceed $4,500,000 and (y) thereafter as proposed by the Borrower in reasonable detail, approved by a third party auditor and in an aggregate amount not to exceed $4,500,000 (or such increased amount as approved by the Administrative Agent in its sole discretion) for the purpose of normalizing EBITDA, including adjustments for system integration and upgrade costs, duplicate technology and related costs of improving technology efficiencies, in each case determined on a consolidated basis in accordance with GAAP, (x) in connection with all Related Transactions, (A) (i) all financial advisory fees, accounting fees, legal fees and other similar fees, transaction expenses and related out-of-pocket costs (to the extent not capitalized) incurred by all Group Members and (ii) non-recurring cash charges resulting from severance, restructuring, and integration incurred within 12 months from the Closing Date as a result of the Acquisition as reasonably agreed to by the Administrative Agent and so long as such amounts in clauses (i) and (ii) do not exceed $10,800,000 in the aggregate, and (B) an amount equal to the annualized cost savings implemented within 12 months from the Closing Date for headcount reductions and combined back office operations resulting from the Acquisition as reasonably agreed to by the Administrative Agent and not to exceed $1,000,000, (xi) in connection with all Permitted Acquisitions (regardless of whether actually consummated) (or any other acquisition not meeting the definition of “Permitted Acquisition” but as to which the Required Lenders had waived the relevant criteria set forth in the definition of “Permitted Acquisition”), (A) all financial advisory fees, accounting fees, legal fees and other similar fees, transaction expenses and related out-of-pocket costs incurred by all Group Members, as reasonably agreed to by the Administrative Agent and (B) non-recurring cash charges resulting from severance incurred within the first 12 months of the date of such Permitted Acquisition in an amount not to exceed $500,000 in the aggregate and reasonably agreed to by the Administrative Agent and resulting therefrom, (xii) (1) start-up expenses as agreed to by the Administrative Agent incurred in connection with or on behalf of other investments made in the Strategic Ventures in an aggregate amount not to exceed $7,500,000 in any trailing twelve month period ending on or prior to December 31, 2011 and (2) any losses from the Strategic Ventures to the extent not offset by positive contributions to Consolidated Net Income from the Strategic Ventures; provided that, losses from Strategic Ventures shall not exceed $2,500,000 in any trailing twelve month period, (xiii) expenses incurred in cash in connection with or on behalf of or other cash investments in the Strategic Ventures other than any such expenses or investments made from the proceeds of Excluded Stock Issuances and (xiv) any increase in the Working Capital of the Borrower during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period) and plus (c) without duplication, (i) to the extent included in the calculation of Consolidated EBITDA pursuant to clause (b)(i) of the definition thereof, any provision for United States federal income taxes or other taxes measured by net income and (ii) any decrease in the Working Capital of the Borrower during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof).

“Excluded Capital Expenditures” means Capital Expenditures funded, directly or indirectly, from the proceeds of the Closing Date Excess Equity Issuance or from the proceeds of Excluded Stock Issuances made after the Closing Date.

“Excluded Stock Issuances” means (i) the Closing Date Excess Equity Issuance so long as the Administrative Agent shall have received a pledge of the Borrower’s interest in the applicable Strategic Venture in which such proceeds were invested and (ii) the issuance or Sale by the Borrower of its own Stock after the Closing Date (including, without limitation, $10,000,000 issued in connection with the First Amendment Equity Issuance (the “First Amendment Equity Carve Out Amount”), to the extent the proceeds thereof up to an aggregate amount not to exceed $25,000,000 pursuant to this clause (ii) are to be used for Permitted Acquisitions, Capital Expenditures, payment of expenses incurred in connection with or on behalf of other investments made in the Strategic Ventures and other growth capital needs of the Borrower; provided, further, that (x) the proceeds of such Excluded Stock Issuances shall not be used to cure any Default or Event of Default pursuant to Articles 5, 6, 7 or 8 hereof, (y) no such Excluded Stock Issuances shall be permitted if an Event of Default has occurred and is continuing and (z) no proceeds from the underwriters’ exercise of the “Green Shoe” option with respect to the First Amendment Equity Issuance shall be deemed Excluded Stock Issuances.

2. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is further amended by inserting the following definitions in the appropriate alphabetical order:

“Closing Date Excess Equity Issuance” means $15,000,000, representing the amount of the Cash Equity Investment in excess of $25,000,000 made on the Closing Date.

“First Amendment” means that certain First Amendment to Credit Agreement, dated as of April 23, 2010.

“First Amendment Effective Date” means April 23, 2010.

“First Amendment Equity Issuance” means the issuance by the Borrower of its Stock for cash on or about the First Amendment Effective Date.

“National Labor College (of the AFL/CIO) Joint Venture Documents” means collectively that certain Contribution Agreement, Penn Foster Services Agreement, NLC License Agreement, Limited Liability Company Agreement of NLC-TPR Services, LLC, NLC Payments Agreement, AFL-CIO License Agreement, Marketing Services Agreement

with Union Privilege and Services LLC Services Agreement, each dated on or about the First Amendment Effective Date.

3. Amendment to Section 5.1. Section 5.1 of the Credit Agreement is amended by replacing such Section 5.1 in its entirety with the following:

Section 5.1 Maximum Consolidated Total Leverage Ratio. Borrower shall not have, on the last day of each Fiscal Quarter, a Consolidated Total Leverage Ratio greater than the maximum ratio set forth opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MAXIMUM CONSOLIDATED TOTAL LEVERAGE RATIO
March 31, 2010 through and including June 30, 2010	5.00 to 1

September 30, 2010	4.50 to 1

December 31, 2010 through and including March 31, 2011	3.75 to 1

June 30, 2011 through and including September 30, 2011	3.50 to 1

December 31, 2011 through and including March 31, 2012	3.25 to 1

June 30, 2012 through and including September 30, 2012	3.00 to 1

December 31, 2012 through and including September 30, 2013	2.00 to 1

December 31, 2013 through and including March 31, 2014	1.75 to 1

June 30, 2014 through and including September 30, 2014	1.50 to 1

4. Amendment to Section 5.2. Section 5.2 of the Credit Agreement is amended by replacing such Section 5.2 in its entirety with the following:

Section 5.2 Maximum Consolidated Senior Leverage Ratio. Borrower shall not have, on the last day of each Fiscal Quarter, a Consolidated Senior Leverage Ratio greater than the maximum ratio set forth opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MAXIMUM CONSOLIDATED SENIOR LEVERAGE RATIO
March 31, 2010 through and including September 30, 2010	1.50 to 1

December 31, 2010	1.25 to 1

March 31, 2011 through and including December 31 ,2011	1.00 to 1

March 31, 2012 through and including June 30, 2013	0.75 to 1

September 30, 2013 through and including September 30, 2014	0.50 to 1

5. Amendment to Section 5.3. Section 5.3 of the Credit Agreement is amended by replacing such Section 5.3 in its entirety with the following:

Section 5.3 Minimum Consolidated Fixed Charge Coverage Ratio. Borrower shall not have, on the last day of each Fiscal Quarter set forth below, a Consolidated Fixed Charge Coverage Ratio for the four Fiscal Quarter period ending on such day less than the following:

FISCAL QUARTER ENDING	MINIMUM FIXED CHARGE COVERAGE RATIO
March 31, 2010 through and including September 30, 2010	0.85 to 1

December 31, 2010 through and including March 31, 2011	1.10 to 1

June 30, 2011 though and including March 31, 2012	1.20 to 1

June 30, 2012 though and including March 31, 2013	1.25 to 1

June 30, 2013 through and including September 30, 2013	1.35 to 1

December 31, 2013 through and including March 31, 2014	1.50 to 1

June 30, 2014 through and including September 30, 2014	1.75 to 1

Notwithstanding the foregoing, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, (i) Fixed Charges for the Fiscal Quarter ending March 31, 2010, shall be calculated as Consolidated Fixed Charges for such Fiscal Quarter multiplied by four (4), (ii) Consolidated Fixed Charges for the Fiscal Quarter ending June 30, 2010, shall be calculated as Consolidated Fixed Charges for the two (2) most recent Fiscal Quarters then ended multiplied by two (2), and (iii) Consolidated Fixed Charges for the Fiscal Quarter ending September 30, 2010, shall be calculated as Consolidated Fixed Charges for the three (3) most recent Fiscal Quarters then ended multiplied by one and one third (1 1/3).

6. Amendment to Section 6.1. Section 6.1 of the Credit Agreement is amended by replacing paragraph (b) in its entirety with the following:

(b) Quarterly Reports. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter, the Consolidated unaudited balance sheet of the Borrower as of the close of such Fiscal Quarter and related Consolidated statements of operations and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and the figures contained in the latest Projections, in each case, for the first three Fiscal Quarters of each Fiscal Year, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

7. Amendment to Section 8.1. Section 8.1 of the Credit Agreement is amended by replacing paragraph (c) in its entirety with the following:

(c) Indebtedness consisting of Capitalized Lease Obligations (other than with respect to a lease entered into as part of a Sale and Leaseback Transaction) and purchase money Indebtedness, in each case incurred by any Group Member to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Group Member, together with any Permitted Refinancing of any Indebtedness permitted hereunder in reliance upon this clause (c) and Guaranty Obligations of the Loan Parties with respect to such Indebtedness of the Loan Parties; provided, however, that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed $800,000 at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed, whether directly or through a Permitted Refinancing, with such Indebtedness (each measured at the time such acquisition, repair, improvement or construction is made);

8. Amendment to Section 8.3(e). Section 8.3(e) of the Credit Agreement is amended by replacing the term “Excluded Equity Issuances” as used therein with the term “Excluded Stock Issuances”.

9. Amendment to Section 8.4. Section 8.4 of the Credit Agreement is amended by replacing paragraph (f) in its entirety with the following:

(f) so long as no Default is continuing or would result therefrom, any issuance by Borrower for cash consideration of its own

Stock, constituting common stock or if not common stock, Stock that is on terms and conditions and issued pursuant to documentation, acceptable in all respects to the Administrative Agent, and upon 10 days prior written notice to the Administrative Agent, all of the Net Cash Proceeds of which are applied, substantially concurrently upon receipt to (i) the prepayment of the (A) Junior Subordinated Notes or (B) Bridge Obligations in accordance with Section 8.6(e), and any accrued and unpaid interest, fees or expenses payable in connection therewith or (ii) in accordance with the prepayment provisions of Section 2.8(b).

10. Amendments to Section 8.6. Section 8.6 of the Credit Agreement is amended by (i) deleting the word “and” as it appears at the end of paragraph (d), (ii) deleting paragraph (e) in its entirety and (iii) adding the following new paragraphs (e) and (f):

(e) prepay, in whole or in part, the Bridge Obligations with proceeds of (i) $30,000,000 from Stock issuances issued on or prior to the First Amendment Effective Date, (ii) $5,800,000 from the underwriters’ exercise of the “Green Shoe” option with respect to the First Amendment Equity Issuance, and (iii) $5,000,000 from cash on hand; and

(f) make any prepayments permitted under Section 8.4(f).

11. Amendments to Section 8.11. Section 8.11 of the Credit Agreement is amended by (i) deleting the word “or” as it appears at the end of paragraph (c), (ii) deleting the “.” as it appears at the end of paragraph (d) and replacing such “.” with “; or” and (iii) adding the following new paragraph (e):

(e) waive or otherwise modify any term of any of the National Labor College (of the AFL/CIO) Joint Venture Documents in any manner that materially and adversely affects the interests of any Secured Party under the Loan Documents or in the Collateral.

12. Amendment to Schedule A. Schedule A of the Credit Agreement is amended by replacing such Schedule A in its entirety with the following Schedule A attached hereto.

B. CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and Borrower shall have no rights under this Amendment, until the Administrative Agent shall have received each of the following:

(a) duly executed signature pages to this Amendment from the Required Lenders, Borrower, the Administrative Agent and each Loan Party;

(b) fully executed copy of the First Amendment to the Senior Subordinated Notes Indenture, which shall be in full force and effect on the date hereof and shall be in form and substance satisfactory to the Administrative Agent;

(c) fully executed copy of the First Amendment to the Junior Subordinated Securities Purchase Agreement, which shall be in full force and effect on the date hereof and shall be in form and substance satisfactory to the Administrative Agent;

(d) fully executed copy of the Second Amendment to the Bridge Note Purchase Agreement, which shall be in full force and effect on the date hereof and shall be in form and substance satisfactory to the Administrative Agent;

(e) payment in full in cash of an amendment fee in an amount equal to $50,000, to be paid pro rata to the Lenders based upon their Pro Rata Share of the Commitments as of the date hereof (the “Senior Amendment Fee”); provided, however, if a fee in excess of the Senior Amendment Fee shall become due and payable in connection with the First Amendment to any of the Senior Subordinated Notes Indenture or the Junior Subordinated Securities Purchase Agreement, or the Second Amendment to the Bridge Note Purchase Agreement (each, a “Junior Amendment Fee”), then the Senior Amendment Fee shall automatically be increased to the amount by which such Junior Amendment Fee exceeds the Senior Amendment Fee;

(f) evidence that the Borrower shall have received cash proceeds of at least $10,000,000 from the First Amendment Equity Issuance; and

(g) payment in full in cash of all fees and expenses of the Administrative Agent and the Lenders owing as of the date hereof, including all reasonable fees and expenses of counsel to the Administrative Agent and the Lenders.

C. REPRESENTATIONS

Each Loan Party hereby represents and warrants to the Lenders and Agent that:

1. The execution, delivery and performance by such Loan Party of this Amendment (a) are within such Loan Party’s corporate or similar powers and, at the time of execution hereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities); (b) do not (i) contravene such Loan Party’s Constituent Documents, (ii) violate any applicable material Requirement of Law, (iii) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party or any of its Subsidiaries (including other Related Documents or Loan Documents) other than those that would not, in the aggregate, have a Material Adverse Effect and are not created or caused by, or a conflict, breach, default or termination or acceleration event under, any Loan Document or (iv) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party or any of its Subsidiaries; and (c) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (i) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents, (ii) those listed on Schedule 1 hereto and that have been, or will be prior to the First Amendment Effective Date, obtained or made, copies of which have been, or will be prior to the First Amendment Effective Date, delivered to the Administrative Agent, and each of which on the

Closing Date will be in full force and effect and (iii) those that, if not obtained, would not, in the aggregate, have a Material Adverse Effect.

2. This Amendment has been duly executed and delivered for the benefit of or on behalf of each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and

3. Both before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing as of the date hereof.

D. OTHER AGREEMENTS

1. Continuing Effectiveness of Loan Documents. As amended hereby, all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties party thereto. To the extent any terms and conditions in any of the other Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby.

2. Reaffirmation of Guaranty. Each Guarantor consents to the execution and delivery by Borrower of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty to which such Guarantor is a party with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of Borrower to the Lenders or any other obligation of Borrower, or any actions now or hereafter taken by the Lenders with respect to any obligation of Borrower, the Guaranty to which such Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Guarantor under the Guaranty to which such Guarantor is a party.

3. Acknowledgment of Perfection of Security Interest. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

4. Effect of Agreement. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrower to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement and the other Loan Documents or an accord and satisfaction in regard thereto.

7. Costs and Expenses. Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable out-of-pocket costs expenses of outside counsel for Agent with respect thereto.

8. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission, Electronic Transmission or containing an E-Signature shall be as effective as delivery of a manually executed counterpart hereof.

9. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns

10. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11. Release. Each Loan Party hereby releases, acquits, and forever discharges Agent and each of the Lenders, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of the Administrative Agent and the Lenders, from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including reasonable attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Loan Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of the Administrative Agent or the Lenders existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the Credit Agreement or the other of the Loan Documents, other than claims, liabilities or obligations caused by the Administrative Agent’s or any Lender’s own gross negligence or willful misconduct. The provisions of this paragraph shall be binding upon each Loan Party and shall inure to the benefit of the Administrative Agent, the Lenders, and their respective heirs, executors, administrators, successors and assigns.

[remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

BORROWER: THE PRINCETON REVIEW, INC.

By:	/s/ Stephen C. Richards
Stephen C. Richards Chief Operating Officer & Chief Financial Officer

OTHER LOAN PARTIES: PRINCETON REVIEW OPERATIONS, L.L.C.

By:	/s/ Stephen C. Richards
Stephen C. Richards President and Chief Operating Officer

TEST SERVICES, INC.

By:	/s/ Stephen C. Richards
Stephen C. Richards Vice President and Treasurer

THE PRINCETON REVIEW OF ORANGE COUNTY, LLC

By:	/s/ Stephen C. Richards
Stephen C. Richards Vice President and Treasurer

PENN FOSTER, INC.

By:	/s/ Stephen C. Richards
Stephen C. Richards Chief Operating Officer and Treasurer

PENN FOSTER EDUCATION GROUP, INC.

By:	/s/ Stephen C. Richards
Stephen C. Richards Vice President and Treasurer

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

ADMINISTRATIVE AGENT: GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Lender

By:	/s/ Philip Cox
Its Duly Authorized Signatory

LENDERS: FIFTEENTH INVESTMENT SPONSOR LIMITED, as Lender By: General Electric Capital Corporation, as Servicer

By:	/s/ Philip Cox
Its Duly Authorized Signatory

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

Schedule A

See attached.